EXHIBIT 4.19

DATED THE 1ST DAY OF JUNE 2016

PLANTA METALURGICA ANTAY PACHA S.A.

and

WANG YOURONG

EMPLOYMENT AGREEMENT

Av. Potosi # 58 3er Piso, Zona  Inmaculada Concepción, Uyuni, Bolivia

THIS AGREEMENT is made on the 1st day of June 2016

BETWEEN

(1)

PLANTA METALURGICA ANTAY PACHA S.A., a company organized in Bolivia and an indirect wholly-owned subsidiary of Double Grow International Limited whose office is situated at Av. Potosi # 58 3er Piso, Zona Inmaculada Concepción,Uyuni, Bolivia (the “Company”); and

(2)

WANG YOURONG, whose residential address is Flat B, 1/F, Zegarra Málaga III Building, esq. Pablo Sánchez, Street 1 of Irpavi No. 6951, Bolivia (the “Director”).

WHEREAS the Company has agreed to appoint the Director as a director and general manager of the Company on the following terms and conditions.

BY WHICH IT IS AGREED as follows:

1.

APPOINTMENT

The employment shall be for an initial term of three years commencing from the date of this Agreement. The employment is renewable automatically for successive terms of one year subject to termination hereinafter provided.

2.

FEES AND EXPENSES

2.1

In performance of the Director’s duties, the Company shall pay the Director a fee of BOB111,020 per annum, which shall be payable on 10th of each month (or if such day is not a working day, on the working day falling immediately thereafter) or in such other manner and at such other time as the Company and the Director may from time to time mutually agree.

2.2

During the appointment, the Company may, at its sole discretion, pay the Director a bonus of such amount and subject to such conditions as the board of directors of the Company may determine in respect of each financial year.

2.3

The Company shall reimburse the Director for all reasonable expenses properly incurred by the Director in connection with the performance of his duties as a director and general manager of the Company, provided that the Director provides to the Company all appropriate receipts and vouchers. The Company shall also take out and, at all times during the period of the Director’s employment hereunder, maintain directors' liability insurance with a reputable insurance company in respect of the performance by the Director of his duties as a director and general manager of the Company.

Av. Potosi # 58 3er Piso, Zona  Inmaculada Concepción, Uyuni, Bolivia

3.

DUTIES AND RESPONSIBILITIES

The Director is responsible for the management and operations of the Company, overseeing all administrative functions and the Director is expected to fulfill fiduciary duties and duties of skill, care and diligence. In particular, the Director must, in the performance of his duties as a director and general manager:

(a)

act honestly and in good faith in the interests of the Company as a whole;

(b)

act for proper purpose;

(c)

be answerable to the Company for the application or misapplication of its assets;

(d)

avoid actual or potential conflicts of interest and duty;

(e)

disclose fully and fairly his interests in contracts with the Company; and

(f)

apply such degree of skill, care and diligence as may reasonably be expected of a person of his knowledge and experience and holding his office within the Company.

4.

TERMINATION

Notwithstanding any provision hereof, either the Company or the Director may give to the other party at least one month notice in writing to terminate the employment save that no notice need to be served by the Company on the Director to terminate the employment should the following happen to the Director:

(a)

be guilty of or commit any serious misconduct which in the reasonable opinion of the board of directors of the Company is in any way detrimental to the interests of the Company; or

(b)

be in serious or persistent breach of any of the terms of this Agreement; or

(c)

commit any act of bankruptcy or make any arrangements or composition with his creditors generally or persistently fail to pay his personal debts; or

(d)

become through mental disorder incapable of managing his own affairs; or

(e)

be guilty of persistent insobriety; or

(f)

be convicted of any criminal offence involving his integrity or honesty; or

Av. Potosi # 58 3er Piso, Zona  Inmaculada Concepción, Uyuni, Bolivia

(g)

be or become prohibited by law from being a director and general manager; or

(h)

act in any manner (whether in the course of his duties or otherwise) which is likely to bring him or the Company into disrepute or prejudice the interests of the Company; or

(i)

refuse to carry out any reasonable lawful instructions or directions given to him by the board of the Company in the course of his employment or fail diligently to attend to his duties hereunder; or

(j)

be guilty of continuing unsatisfactory conduct or poor performance of his duties, after having received a written warning from the Company relating to the same.

5.

CONFIDENTIALITY

The Director agrees to maintain the confidentiality of the confidential information and trade secrets of the Company, including but not limited to, any confidential information and statistics, business plans, operations, technologies, know-how, systems and/or the proposed sale, purchase and use of services and products furnished in oral, visual, written and/or other tangible form and not to disclose such information to any third party without prior consent of the Company.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

Planta Metalurgica Antay Pacha S.A.

By:	/s/ AI Lei
AI Lei Legal Representative

By:	/s/ WANG Yourong
WANG Yourong

Av. Potosi # 58 3er Piso, Zona  Inmaculada Concepción, Uyuni, Bolivia